Exhibit 10.21

SUBLEASE AGREEMENT

This SUBLEASE AGREEMENT (this “Sublease”) is made as of October 30, 2002 by and between NMS Communications Corporation (f/k/a NATURAL MICROSYSTEMS CORPORATION), a Delaware corporation (“Sublandlord”) and Glasshouse Technologies, Inc., a Delaware corporation and having a current address of 1671 Worcester Road, 4th Floor, Framingham, MA 01701 (“Subtenant”).

W I T N E S S E T H:

WHEREAS, Sublandlord is the Tenant named in that certain Lease dated as of April 1, 2000 by and between NDNE 9/90 200 Crossing Boulevard LLC (“Landlord”) and Sublandord (the “Lease”), demising approximately 45,470 square feet of space comprising the first and second floors of the building (the “Building”) located at 200 Crossing Boulevard, Framingham, Massachusetts; and

WHEREAS, Sublandlord has agreed with Subtenant to enter into a sublease of approximately 11,513 square feet of space on the first floor of the Building (the “Subleased Premises”) on the terms and conditions hereinafter set forth; and

NOW, THEREFORE, for and in consideration of the foregoing, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledge, the parties hereto hereby agree as follows:

1. Terms. Initial capitalized terms used herein but not otherwise defined shall have the meanings respectively ascribed to such terms in the Lease.

2. Subleased Premises. Sublandlord hereby leases to Subtenant, and Subtenant hereby leases from Sublandlord, the Subleased Premises for the permitted uses set forth in Section 9 of the Lease. The Subleased Premises are shown on Exhibit A attached hereto and incorporated herein by this reference.

3. Term. The term (the “Term”) of this Sublease shall commence on the Commencement Date (defined below) and shall expire on November 30, 2004, provided, however, that this Sublease may be sooner terminated as provided in the Lease.

4. Definitions. Notwithstanding any provisions of the Lease to the contrary, the following terms used herein shall have the following meanings:

“Commencement Date” shall mean November 15, 2002.

“Annual Fixed Rental Rate” shall mean $140,000.00 through November 30, 2003, and $161,182 through November 30, 2004.

“Security Deposit” shall mean $46,666.00

“Subtenant’s Share” shall mean 39.44%.

“Annual Base Operating Cost” shall be the Operating Costs for the calendar year January 1, 2003 through December 31, 2003.

“Annual Base Real Estate Taxes” shall be the Real Estate Taxes for the Fiscal Tax Year ending June 30, 2003.

5. Rent.

(a) Subtent covenants and agrees to pay rent to Sublandlord, at Sublandord’s address shown herein or at such place as Sublandlord shall from time to time designate in writing and otherwise in accordance with the provisions of the Lease, at the Annual Fixed Rental Rate in equal installments of 1/12th the Annual Fixed Rental Rate in advance on the first day of each calendar month included in the Term, and for any portion of a calendar month at the beginning or end of the Term, at that rate payable in advance for such portion.

(b) Subtenant covenants and agrees to pay to Sublandlord as Additional Rent, within ten (10) days of demand therefor by Sublandlord, Subtenant’s Share of the Operating cost Escalation.

(c) Subtenant covenants and agrees to pay to Sublandlord as Additional Rent, within ten (10) days of demand therefor by Sublandlord, subtenant’s Share of the Real Estate Tax Escalation.

(d) Subtenant shall pay directly to the proper authorities charged with the collection thereof of all charges for electricity and (to the extent not otherwise included in Operating Costs) other utilities used or consumed on the subleased Premises by subtenant or any party claiming by, through or under Subtenant.

(e) Subtenant covenants and agrees to pay monthly to Landlord all charges due under the Lease for (i) any after-hours heating, air conditioning or ventilation services supplied to Subtenant in connection with the Subleased Premises and (ii) all other services supplied to Subtenant and/or the Subleased Premises beyond the services required to be supplied to the Subleased Premises for Sublandlord by Landlord at no additional charge to Sublandlord. Landlord shall bill Subtenant directly for all such charges referred to in the preceding sentence.

6. Additional Subtenant Covenants. Subtenant hereby covenants:

(a) To comply with the terms and provisions of the Lease applicable to the Subleased Premises except as specifically modified by provisions of this Sublease, and to do nothing which will subject the Lease to termination by Landlord under the provisions of the Lease.

(b) To maintain the Subleased Premises and any furniture or equipment provided with the Subleased Premises in the same condition as they are at the commencement of the Term, reasonable wear and tear, damage by fire and other casualty excepted. In the event that Subtenant defaults in its obligations under this Subparagraph (b), Sublandlord may cure such default, in which event Subtenant shall reimburse Sublandlord upon its demand therefore for any costs incurred by Sublandlord to cure such default.

(c) In the event that this Sublease shall terminate for any reason prior to the expiration of the Term, to remove promptly all of Subtenant’s goods and effects from the Subleased Premises upon the termination of this Sublease and to deliver to Sublandlord the Subleased Premises in the same condition as they were at the commencement of the Term, or as they were put during the Term, reasonable wear and tear, damage by fire and other casualty excepted. In the event of Subtenant’s failure to remove any of Subtenant’s property from the Subleased Premises, Sublandlord is hereby authorized, without liability to Subtenant for loss or damage thereto, and at the sole risk of Subtenant to remove and store any of such property at Subtenant’s expense or to retain the same under Sublandlord’s control or to sell by public or private sale, without notice, any or all of the property not so removed and to apply the net proceeds of such sale to the payment of any sums due hereunder, or to destroy such property.

(d) In addition to the indemnification obligations set forth in Section 9.5 of the Lease, to indemnify, defend and hold Sublandlord harmless from and against any claim arising from Subtenant’s use of the Subleased premises, or any furniture or equipment provided therewith, or the conduct of its business or from any activity, work or thing done, permitted or suffered by Subtenant on or about the Subleased Premises, arising from any Breach of Subtenant’s obligations hereunder, and from any claim for injury or damage to any person or property while on or about the Subleased Premises; except to the extent resulting from or caused by the gross negligence or willful misconduct of Sublandlord or Sublandlord’s employees or agents.

(e) To use the subleased Premises only for the permitted uses set forth in Section 9.1 of the Lease.

7. Condition and Alterations of the Subleased Premises. By its execution hereto, Subtenant acknowledges that:

(a) Subtenant has inspected the Subleased Premises, and the furniture and any other equipment therein, and accepts the same “AS IS”. Subtenant hereby acknowledges that the furniture and any other equipment are being provided to Subtenant at no additional cost under this sublease, and that, as such, Sublandlord makes no representations or warranties regarding any furniture or equipment as part of this sublease, and that any failure regarding any of the foregoing shall not entitle Subtenant to any rent reduction, abatement, self-help or right to offset or terminate the Sublease. Sublandlord shall have no obligation or duty to Subtenant regarding the preparation of the Subleased Premises for occupancy of Subtenant except that Sublandlord shall deliver the Subleased Premises to Subtenant in broom clean condition with the one data connection and one telephone port for each cubicle and more than one data connection and telephone ports in double offices and conference rooms.

(b) Notwithstanding any provisions of the Lease or this Sublease to the contrary, neither Landlord nor Sublandlord shall have any obligations to perform any tenant improvements or to provide Subtenant with any tenant improvement allowance in connection with the Subleased Premises.

(c) In the event Subtenant desires to make alterations and improvements to the Subleased Premises, Subtenant shall obtain the prior written consent of Sublandlord and Landlord, which consent shall not be unreasonably withheld or delayed by Sublandlord in accordance with the provisions of the Lease.

8. Estoppel Certificate. Subtenant agrees, from time to time, upon not less than five (5) business days prior written request by either Sublandlord or Landlord, to execute, acknowledge and deliver to Sublandlord and/or Landlord a statement in writing, addressed to such party as either Sublandlord or Landlord shall designate in its notice to Subtenant, certifying that this Sublease is unmodified and in full force and effect and that Subtenant has no defenses, offsets or counterclaims against its obligations to pay the Annual Rent, Subtenant’s Share of the Operating Cost Escalation and Subtenant’s Share of the Real Estate Tax Escalation and to perform its other covenants under this Sublease (or, if there have been any modification, that the same is in full force and effect as modified and stating the modifications and, if there are any defenses, offsets, counterclaims or defaults, setting them forth and in reasonable detail), the dates to which the Annual Rent, Subtenant’s Share of the Operating Cost Escalation and Subtenant’s Share of the Real Estate Tax Escalation have been paid, a statement that Sublandlord is not in default hereunder (or if in default, the nature of such default, in reasonable detail), and any additional information reasonably requested by either Sublandlord or Landlord, any such statement delivered pursuant to this Section 8 may be relied upon by any prospective purchaser or mortgagee of the Subleased Premises.

9. Lease.

(a) Sublandlord represents to Subtenant that attached hereto as Exhibit B is a true and complete copy of the Lease including any amendments thereto, that the Lease is in full force and effect, that Sublandlord has not received a notice of default or a notice of termination, and that Sublandlord is not aware of any default by Landlord or Sublandlord under the Lease. Subtenant represents to Sublandlord that it has read the Lease and understand and accepts the terms and conditions thereof.

(b) Except as may be inconsistent with the terms hereof, all of the terms, provisions, covenants and conditions contained in the Lease are incorporated herein by reference and are made a part of this sublease with the same force and effect as if Sublandlord were the Landlord under the Lease and Subtenant were the Tenant thereunder from and after the commencement of the Term, and, in case of any breach of this Sublease by Subtenant, Sublandlord shall have all of the rights and remedies against Subtenant as would be available to Landlord against Tenant under the Lease if such breach were made by the Tenant thereunder. Further, any references in the Lease to the “Premises” shall mean and be the “Subleased Premises.”

(c) Subtenant shall not do anything which would cause the Lease to be terminated or forfeited, and Subtenant shall indemnify and hold Sublandlord harmless from and against any and all claims, liabilities, losses, damage, demands, expenses (including without limitation reasonable attorney’s fees), actions and causes of action of any kind whatsoever by reason of any breach or default on the part of Subtenant hereunder by reason of which the Lease may be terminated or forfeited.

(d) Notwithstanding anything contained herein to the contrary, the following provisions of the Lease are excluded from this Sublease, and Subtenant shall have no rights under this Sublease or the Lease to exercise any of the following provisions of the Lease without the prior written consent of Sublandlord and Landlord (which consent may be granted or withheld for any reason in Sublandlord’s or Landlord’s sole and absolute discretion):

(i)	The portions of the Section 2.3(a) granting Tenant an option to lease the Covered Spaces;

(ii)	Section 2.4;

(iii)	Intentionally Left Blank;

(iv)	Section 3;

(v)	Section 4.3;

(vi)	The final two sentences of Section 13.12;

(vii)	Section 13.13; and

(viii)	Section 15.

(e) This Sublease is separate from and subordinate to the Lease, and Sublandlord shall not be liable for any act or failure to act caused by the default of Landlord under the Lease.

(f) So long as Subtenant shall not be in default under the terms and conditions of this Sublease, and subject to the terms and conditions of this Sublease, Subtenant shall have all of the rights of Sublandlord under the Lease with respect to the Subleased Premises.

(g) Notwithstanding anything hereunder to the contrary, the only services or rights to which Subtenant is entitled hereunder are those to which Sublandlord is entitled under the Lease and for all such services and rights Subtenant shall look to Landlord under the Lease, and Sublandlord shall have no obligation to supply any such services or perform any other obligation of Landlord.

(h) Sublandlord shall forward to Subtenant copies of all notices received by Sublandlord from Landlord under the Lease, which materially affect the Subtenant’s rights, title or interest in the Subleased Premises. Sublandlord agrees punctually to perform all of its obligations as Tenant under the Lease and to use due diligence to cause Landlord to perform all of its obligations under the Lease.

(i) Notwithstanding anything herein to the contrary or any right acquired pursuant hereto, the Subtenant shall not limit, interfere with or restrict in any way Sublandlord’s using or further dividing or subletting to any third party(ies), any of the remaining on or about 33,957 square feet leased by Sublandlord under the Lease, in whole or in part(s).

10. Assignment and Subletting.

(a) Subtenant shall not assign any of its right, title or interest in and to this Sublease or sublet any portion of the Subleased Premises without the prior written consent of Landlord and Sublandlord, and any attempt thereof without such consent shall be void. Sublandlord shall review any potential assignment or sublease in accordance with the time-frames and other provisions in Section 9.4 of the Lease, and shall not unreasonably withhold Sublandlord’s consent to any request to assign or sublease the Subleased Premises provided such assignee or sublessee consents to all of the terms and conditions in this Sublease and has financial and credit status at least equal to that of Subtenant as of the date first stated above in this Sublease. Subtenant hereby agrees that Landlord reserves the right to consent to assignments and subleases in Landlord’s sole and absolute discretion.

(b) This Sublease shall not be effective until executed and delivered by Sublandlord and Subtenant and consented to by Landlord.

11. Broker. Each of the parties hereto represents and warrants to the other that it has not dealt with any broker other than Richards Barry Joyce & Partners and CB/Richard Ellis in connection with the negotiation and approval of this Sublease. Sublandlord shall be responsible for any fees or claims for fees payable to or asserted by such broker and each party shall indemnify and hold harmless the other against any claim for brokerage fees based upon facts inconsistent with the foregoing.

12. Insurance. Subtenant shall carry such insurance with respect to the Subleased Premises as is required of Sublandlord under Section 6 of the Lease. Both Sublandlord and Landlord shall be named as additional insureds on all policies required to be carried by Subtenant. Certificates of Insurance evidencing Subtenant’s insurance coverage shall be deposited with Sublandlord.

13. Security Deposit. Concurrently with its execution of this Sublease, Subtenant shall deliver the Security Deposit to Sublandlord in the form of an irrevocable, confirmed and unconditional letter of credit, which is issued by a major institutional bank, payable at sight in favor of Sublandlord, and is in such form and substance that is acceptable to Sublandlord, in Sublandlord’s sole discretion. Upon written notice from Sublandlord, Subtenant shall promptly have the letter of credit modified to add any assignee of Sublandlord as a beneficiary of such letter of credit. In addition to the rights under the Lease, Subtenant may use such Security Deposit against any damage or loss to any furniture or equipment provided with the Subleased Premises.

14. Notices. All notices required or permitted hereunder shall be in writing and shall be deemed duly served if and when delivered by hand or by a nationally-recognized overnight delivery service or mailed by registered, certified or express mail, postage prepaid, return receipt requested, and addressed:

If to Sublandlord:	NMS Communications Corporation
100 Crossing Boulevard
Framingham, MA 01702
Attn: CFO

With a Copy to:

NMS Communications Corporation
100 Crossing Boulevard
Framingham, MA 01702
Attn: VP & General Counsel

If to Subtenant:	Glasshouse Technologies, Inc.
200 Crossing Boulevard
Framingham, Ma 01702
Attn: President

Any person named in this Section 14 may change the address for notices by written notice sent to each of the persons at the addresses as set forth herein.

15. Severability. If any provision of this Sublease shall to any extent be determined by any court of competent jurisdiction to be invalid or unenforceable for any reason, the parties agree to amend this Sublease so as to effectuate the original intent of Sublandlord and Subtenant.

16. Entire Agreement; Amendment. This Sublease is the entire agreement between the parties relating to the sublease of the Subleased Premises. This Sublease may not be amended, altered or modified except by instrument in writing and executed by Sublandlord and Subtenant.

17. Governing Law. This Sublease shall be given by and construed in accordance with the laws of the Commonwealth of Massachusetts.

18. Binder and Inure. This Sublease shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns.

19. Additional Provisions.

(a) Signage. The Sublandlord shall notify the Landlord to provide all of the following in accordance with, and subject to, Section 13.12 of the Lease: (i) include on a monument sign at the entrance to the Property described under the Lease identification of the Subtenant by name and address; and (ii) add the Subtenant to a tenant directory in the lobby of the Building described in the Lease.

(b) Brokerage. The Sublandlord shall be responsible for payment of the brokerage commission to Richards Barry Joyce & Partners and CB/Richard Ellis for this sublease.

(c) Early Entry. From November 15, 2002 through November 30, 2002, Subtenant may enter the Subleased Premises solely to install furniture and conduct general office set-up. Such early entrance shall be upon, and subject to, all of the terms, covenants and provisions of this Sublease, except the obligation to pay Annual Fixed Rent, notwithstanding that the Commencement Date shall not have occurred.

(d) Option to Extend. In the event that Sublandlord has no intention or plans to use the Subleased Premises for itself or its affiliated companies, or either of their successors or assigns, Subtenant has one (1) option to extend the Term of this Sublease for a period of one (1) year (“Extension Term”) beginning upon expiration of the Term provided that (a) no default beyond any applicable grace and cure periods in the obligations of the Subtenant to pay Annual fixed Rent or Additional Rent under this Sublease shall exist at the time such option is exercised and no other payment default or material default beyond applicable notice and grace periods shall exist under this Sublease either at the time or notice of exercise of the option or upon the day of commencement of such Extension Term, (b) Subtenant shall give notice to Sublandlord of its exercise of the applicable option not less than nine (9) full calendar months prior to expiration of the Term, and (c) at the time such option is exercised and as of the first day of the Extension Term, the original Subtenant shall be itself be in occupancy of 100% of the Subleased Premises, and (d) Sublandlord has not within thirty (30) days from Subtenant’s notice to exercise this option notified Subtenant that Sublandlord rejects the option because Sublandlord has an intention or plan to use the Subleased Premises for itself or its affiliated companies. All the provisions of this Sublease shall be applicable during the Extension Term except that (a) Subtenant shall have no additional option to extend the Term of this Sublease beyond the Extension Term, (b) the Annual Fixed Rent shall be 100% of Market Rent, and (c) none of the provisions of Early Entry or any improvements shall apply nor shall Sublandlord be required to pay any inducement payments nor make any alterations of any kind or nature

[Remainder of Page Intentionally Left Blank]

EXECUTED as a Massachusetts instrument under seal as of the date first herein above set forth.

SUBLANDLORD:

NMS COMMUNICATIONS CORPORATION

By:	/s/ Jamie Toale
Name:	Jamie Toale
Title:	Vice President

SUBTENANT

GLASSHOUSE TECHNOLOGIES, INC.:

By:	/s/ Mark Shirman
Name:	Mark Shirman
Title:	President & CEO

EXHIBITS:

Exhibit A-    Floor Plan of the Subleased Premises

Exhibit B-     Lease

EXHIBIT A

FLOOR PLAN OF THE SUBLEASED PREMISES

See Attached.

EXHIBIT B

LEASE

See Attached.